Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity VIII, L.P.
Issuer & Ticker Symbol:	Bridgepoint Education, Inc. [BPI]
Date of Event Requiring Statement:	March 10, 2017

Explanation of Responses

(1)         The reported securities were sold in connection with the Share Repurchase Agreement by and between Warburg Pincus Private Equity VIII, L.P. and Bridgepoint Education, Inc. (the “Company”), pursuant to which Warburg Pincus Private Equity VIII, L.P. sold to the Company 18,072,289 shares of Common Stock of the Company at $8.30 per share on March 10, 2017.

(2)         This Form 4 is filed on behalf of Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (together with its two affiliated partnerships, “WP VIII”).  Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the general partner, both directly and indirectly, of WP VIII.  Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP VIII.  WP VIII, WP Partners, WP Partners GP, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.” Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Managing Member and Co-Chief Executive Officer of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of WP VIII, WP Partners GP, WP, WP LLC and Messrs. Charles R. Kaye and Joseph P. Landy are referred to as a “Reporting Person.”

By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), WP VIII, WP Partners, WP Partners GP, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of Common Stock held by WP VIII.  Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP Partners GP, WP and WP LLC disclaims beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4, except, in each case, to the extent it or he has a pecuniary interest in such Common Stock for purposes of Section 16 of the Exchange Act.

WP VIII, WP Partners, WP Partners GP and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.